Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Appoints Robert H. Linn To Board of Directors

Utica, NY - September 26, 2006 - Partners Trust Financial Group, Inc. (Nasdaq: PRTR), announced the appointment of Robert H. Linn to the Board of Directors. Mr. Linn previously served as Managing Partner for the Syracuse Office of Ernst & Young where he was involved in acquisitions and divestitures, initial public offerings, Sarbanes-Oxley compliance, and information systems security reviews.

"Mr. Linn represents a significant addition to the Partners Trust team", said President & CEO John Zawadzki, "Bob's extensive experience in large commercial financial transactions and complex financial systems coupled with his commitment to the Central New York community makes him uniquely qualified to assist us in growing our organization."

Mr. Linn has been active in the Central New York community for over 35 years. He has been actively involved in community and economic development organizations including the Central New York Community Foundation, Century Club, Planning Executives Institute, Manlius Historical Society, and the Metropolitan Development Association among others.

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for Partners Trust Bank, which was founded in 1839. Partners Trust Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its 34 Central and Southern New York locations in Oneida, Onondaga, Herkimer, Broome, Tioga and Chenango counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of Internet banking.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778